UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 22, 2005

Aphton Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19122	95-3640931
(Commission File Number)	(IRS Employer Identification No.)

8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 218-4340

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 23, 2005 Aphton Corporation (the “Company”) completed its previously announced exchange of its $20.0 million Senior Convertible Notes in exchange for (i) $3,000,000 in cash, (ii) shares of the Company’s 0% Non-participating Series A-1 Convertible Preferred Stock (the “Series A Preferred Stock”) with an original Stated Value of $10,000,000, and (iii) 6,500,000 shares of the Company’s common stock, of which 1,500,000 shares will be delivered into escrow by the Company at the closing (the “Transaction”). In connection with the closing of the Transaction, the Company entered into an Exchange Agreement with SF Capital Partners Ltd, Heartland Group, Inc, solely on behalf of the Heartland Value Fund, and Smith Barney Fundamental Value Fund Inc. (Nominee Name: Horizon Waves & Co.) (collectively, the “Holders”).

In addition, the Company entered into a Registration Rights Agreement which obligates to Company to file within thirty (30) days after the closing of the Transaction a registration statement registering the resale of the shares of the Company’s common stock to be issued at the closing of the Transaction and those shares of Company’s common stock issuable upon conversion of the Series A Preferred Stock. In the event the registration statement is not declared effective within ninety (90) days after the closing of the Transaction, or within 120 days after the closing of the Transaction (in either event, the “Registration Deadline”) if the registration statement is subject to a review by the Securities and Exchange Commission, the holders of the Series A Preferred Stock will be entitled, as liquidated damages, to a monthly cash payment equal to 1.5% of the aggregate value of the securities issued and issuable in the Transaction, which the Holders are unable to sell as a result of such delay.

In connection with the Transaction, the Company also entered into two escrow agreements pursuant to which the 1,500,000 shares of common stock will be held. The escrowed shares will remain in escrow for a period of up to two (2) years. In the event that at any time during the two (2) year period immediately following the closing of the Transaction (the “Escrow Period”), the average closing price per share of the Company’s common stock, during any five (5) consecutive trading day period (a “Pricing Period”) is greater than $3.23, the Company will receive up to that number of escrowed shares such that the value of the escrowed shares remaining in escrow, based on the average closing price during the Pricing Period, will not be less than $4,850,000 and such remaining escrowed shares shall be released pro rata to the Holders. If at no time during the Escrow Period the average closing price per share of the Company’s common stock is greater than $3.23 during a Pricing Period, at the end of the Escrow Period each Holder will receive its pro rata portion of all the escrowed shares. If at any time during the Escrow Period there occurs any liquidation or winding up of the Company, including certain acquisitions of the Company’s capital stock or assets, all of the escrowed shares will be released from escrow to the Holders.

Item 3.02 Unregistered Shares of Equity Securities

On November 23, 2005 the Company issued 6,500,000 shares of its Common Stock and 10,000 shares of its Series A-1 Preferred Stock (convertible into 20,000,000 shares of Common Stock, subject to certain anti-dilution provisions as described below in Item 5.03) in the Transaction discussed above in Item 1.01

The shares will be issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On November 22, 2005, the Audit Committee of the Board of Directors of the Company concluded that the Company’s balance sheet and statement of cash flows included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005 filed on August 3, 2005 and November 9, 2005, respectively, should no longer be relied upon as a result of certain reclassifications of liabilities at the Austrian subsidiary level, from long-term to short-term, other non-material adjustments reflecting the issuance of stock in lieu of cash interest payments and certain necessary revisions to the supplemental disclosures regarding the subsidiary’s liabilities. Neither the second quarter amendment nor the third quarter amendment will change the numbers previously reported in the Company’s Consolidated Statements of Operations or the amounts reported for the Company’s total assets. The Audit Committee reached this conclusion based on the Company’s recent review, in consultation with its external auditors, of such financial statements.

The Company will be filing later today Amended Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2005 and September 30, 2005 which will include all required reclassifications and corrections.

The Company is unaware of any evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Audit Committee and the executive officers of the Company discussed with the Company’s external auditors the matters disclosed pursuant to Item 4.02(a) of this Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On November 23, 2005 the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences And Rights of Series A-1 Convertible Preferred Stock of Aphton Corporation. The designation of this series, which consists of 10,000 shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the “Stated Value”).

The Series A-1 Preferred Stock will have the following material terms:

Dividends. The Series A-1 Preferred Stock will bear no dividends. The holders (each a “Holder” and, collectively, the “Holders”) of the Series A-1 Preferred Stock shall be entitled to receive, if and when declared by the Board and paid by the Company, any dividends paid with respect to the Common Stock. In the case of any such dividend, each Holder shall be entitled to receive an amount per share of Series A-1 Preferred Stock held by such Holder as of the record date for such dividend equal to the product of: (i) the amount of the dividend payable with respect to one share of Common Stock and (ii) the number of shares of Common Stock that would be issued to a Holder if one share of Series A-1 Preferred Stock were converted by the Holder on the record date.

Convertibility. The Series A-1 Preferred Stock will be convertible into shares of the Company’s common stock at a price per share of $0.50 (the “Series A Conversion Price”). In the event that at any time during the twelve (12) month period immediately following the closing of the Transaction, the Company issues additional shares of its common stock or securities convertible or exercisable into shares of its common stock at a purchase price per share less than the then Series A Conversion Price (a “Dilutive Issuance”), the Series A Conversion Price will be reduced to such per share purchase price (a “Full Ratchet Adjustment”); provided that no Full Ratchet Adjustment will occur after any Dilutive Issuance subsequent to a Dilutive Issuance in which the Company receives gross proceeds of not less than $10,000,000. For any Dilutive Issuance after the earlier of (i) a Dilutive Issuance in which the Company receives gross proceeds of not less than $10,000,000 and (ii) the one-year anniversary of the closing of the Transaction, the Series A Conversion Price will be reduced pursuant to a weighted average formula. In all cases, the Series A Conversion Price may not be reduced below $0.48 as a result of an antidilution adjustment; provided that the Company may not close a Dilutive Issuance without the consent of the holders of at least two-thirds (2/3) of the then outstanding Series A-1 Preferred Stock, if the result of such Dilutive Issuance would have the effect of reducing the Series A Conversion Price below $0.48.

In no event shall SF Capital Partners Ltd. (“SF Capital”) or Heartland Value Fund (“Heartland”), as the case may be, or the Company have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in SF Capital or Heartland, as the case may be, together with any of its affiliates beneficially owning more than 9.9% of the then outstanding shares of Common Stock after such conversion is given effect. In no event shall Horizon Waves & Co. (“Horizon”) or the Company have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in Horizon together with any of its affiliates beneficially owning more than 19.9% of the outstanding shares of Common Stock after such conversion is given effect. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Rank. The Series A-1 Preferred Stock shall rank (i) prior to the Company’s Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created that does not, by its terms, rank senior to or pari passu with the Series A-1 Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (iii) pari passu with any class or series of capital stock of the Company hereafter created that, by its terms, ranks on parity with the Series A-1 Preferred Stock; and (iv) junior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks senior to the Series A-1 Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

Voting Rights. Subject to certain limitations, the Holders shall be entitled to vote with the holders of Common Stock, voting together as one class, on all matters submitted to a vote of the holders of Common Stock, and each share of Series A-1 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share is convertible as of the record date for the applicable vote. The voting rights of the Holders shall be subject to the following limitation: in the case of each of the SF Capital, Heartland and Horizon, the number of votes that such Holder shall be entitled to cast with respect to shares of Voting Stock then held by such Holder shall in no event exceed the number of votes that each Holder would be permitted to vote if the Conversion Floor Price was the closing bid price of the Common Stock as of the date the Series A-1 Preferred is first issued.

Liquidation. In the event of any liquidation, dissolution or winding up of the Company, including certain acquisitions of the Company’s capital stock or assets, (a “Liquidation Event”), the holders of the then outstanding Series A-1 Preferred Stock shall receive, prior to holders of the Company’s common stock and holders of all other securities junior to the Series A-1 Preferred Stock (the “Junior Securities”), an amount equal to the Stated Value thereof (plus all declared but unpaid dividends) with respect to each share of Series A-1 Preferred Stock then outstanding (the “Liquidation Preference”). Any acquisition of the Company by means of a merger or other form of corporate reorganization in which all outstanding shares of the Company’s common stock are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary or the effectuation by the Company or its stockholders of a transaction or series of related transactions in which more than 50% of the voting power is disposed of, shall be deemed a Liquidation Event. In such event, the holders of the then outstanding Series A-1 Preferred Stock will be entitled to receive in preference to the holders of Junior Securities, the Liquidation Preference with respect to shares of Series A-1 Preferred Stock in the form of cash, securities or other property as is payable in connection with the transaction deemed to be a Liquidation Event. In the event that the Company sells, conveys or disposes of all or substantially all of its assets, the holders of the then outstanding Series A-1 Preferred Stock will be entitled to receive, prior to the holders of Junior Securities, if and when the Board declares a distribution of the consideration received by the Company in such asset sale, the Liquidation Preference with respect to the shares of Series A-1 Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the then outstanding Series A-1 Preferred Stock and holders of pari passu securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series A-1 Preferred Stock and any pari passu securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

3.4	Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of Aphton Corporation.

10.23	Exchange Agreement, dated as of November 23, 2005, among Aphton Corporation, SF Capital Partners Ltd., Heartland Group, Inc., solely on behalf of the Heartland Value Fund, and Smith Barney Fundamental Value Fund Inc. (Nominee Name: Horizon Waves & Co.)

10.24	Registration Rights Agreement, dated as of November 23, 2005, among Aphton Corporation, SF Capital Partners Ltd., Heartland Group, Inc., solely on behalf of the Heartland Value Fund, and Smith Barney Fundamental Value Fund Inc. (Nominee Name: Horizon Waves & Co.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APHTON CORPORATION

Date: November 23, 2005	By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Senior Vice President and Chief
Financial Officer